Exhibit 99.1

For Immediate Release

HEALTHCARE VETERAN KRISTINE JOHNSON TO JOIN
MRI INTERVENTIONS’ BOARD OF DIRECTORS

IRVINE, CA, August 6, 2019 – MRI Interventions, Inc. (NYSE American: MRIC) is pleased to announce that B. Kristine Johnson has been appointed to MRI Interventions’ Board of Directors, effective September 1, 2019. Ms. Johnson, President of Affinity Capital Management, a venture firm that invests primarily in healthcare companies, brings more than 35 years of healthcare management leadership.

In addition to serving as President of Affinity Capital Management, Ms. Johnson serves on the Board of Piper Jaffray Companies, an investment bank and asset management firm, and AtriCure, Inc., a medical device company providing technologies for the treatment of atrial fibrillation and related conditions. She also served on the board of The Spectranetics Corporation prior to its acquisition by Royal Philips in 2017.

“We are thrilled to have Kris join our Board, and we can’t wait to have the benefit of her expertise as we continue to build our company into the next substantive and diversified player in the neuro medical device space”, commented Joe Burnett, President and CEO at MRI Interventions. “Kris’ exposure to many facets of a world class organization like Medtronic makes her an ideal addition for our small but dynamic company, as her experience will allow us to see around corners as we grow and evolve. We are proud to have Kris as a part of MRI Interventions.”

“I look forward to working with the team at MRI Interventions to advance the company’s mission of enabling the effective and efficient use of minimally invasive interventions to improve care for patients suffering from a variety of neurological and other conditions,” said Ms. Johnson. “With a strong emphasis on building out commercial applications of its core technology, I believe the company is poised for strong growth.”

Prior to serving as a consultant and subsequently as President of Affinity Capital Management since 2000, Ms. Johnson was employed for 17 years at Medtronic, Inc., a manufacturer of cardiac pacemakers, neurological and spinal devices and other medical products, serving most recently as senior vice president and chief administrative officer. Her experience at Medtronic also includes service as president of the vascular business and president of the tachyarrhythmia management business, among other roles.

Ms. Johnson earned a bachelor’s degree, summa cum laude, from St. Olaf College. She is also a recipient of the college’s Distinguished Alumni Award.

About MRI Interventions, Inc.

MRI Interventions is a leading platform company for MRI-guided neurosurgery procedures, including deep-brain stimulation, ablation, aspiration, biopsy, and gene therapy delivery. The ClearPoint Neuro Navigation System is FDA cleared and CE marked, and is installed in more than 55 surgical centers in the U.S. To date, nearly 3,000 procedures have been performed leveraging the sub-millimetric accuracy of the ClearPoint platform. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Statements herein concerning MRI Interventions, Inc.’s plans, growth and strategies may include forward-looking statements within the context of the federal securities laws. Statements regarding the company’s future events, developments and future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Uncertainties and risks may cause the company’s actual results to differ materially from those expressed in or implied by forward-looking statements. Particular uncertainties and risks include those relating to: future revenues from sales of the company’s ClearPoint Neuro Navigation System products; the company’s ability to market, commercialize and achieve broader market acceptance for the company’s ClearPoint Neuro Navigation System products; and estimates regarding the sufficiency of the company’s cash resources. More detailed information on these and additional factors that could affect the company’s actual results are described in the “Risk Factors” section of the company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019, both of which have been filed with the Securities and Exchange Commission, and the company’s Quarterly Report on Form 10-Q for the period ended June 30, 2019, which the company intends to file with the Securities and Exchange Commission on or before August 14, 2019.

Contact:	Harold A. Hurwitz, Chief Financial Officer

(949) 900-6833

Matt Kreps, Darrow Associates Investor Relations

(512) 696-6401; mkreps@darrowir.com